 EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
February 22, 2022	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES

FULL-YEAR AND FOURTH QUARTER 2021 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2021.

The FHLBNY’s net income for 2021 was $265.5 million, a decrease of $176.9 million, or 40.0%, from net income of $442.4 million for 2020. Net interest income for the year was $540.6 million, a decrease of $212.4 million, or 28.2%, from $753.0 for 2020. This decrease was primarily attributed to a decline of $38.3 billion in average earning assets balances compared with the prior year, including a decrease of $28.3 billion in average advances balances as members’ funding needs remain lower, driven primarily by the significant amount of liquidity on member bank balance sheets and liquidity made available through government support actions. The FHLBNY’s return on average equity (“ROE”) for 2021 was 3.89%, compared to ROE of 5.59% for 2020.

In the fourth quarter of 2021, the FHLBNY earned $52.8 million in net income, a decrease of $45.8 million, or 46.5%, from net income of $98.6 million for the fourth quarter of 2020.  Net interest income for the quarter was $110.7 million, a decrease of $79.0 million, or 41.6%, from $189.7 million in the fourth quarter last year. The drivers of the decrease were the same as for the full year’s results, i.e., a decline in earning assets, especially advances, driven by significant liquidity in the markets.  The FHLBNY’s ROE for the fourth quarter of 2021 was 3.28% (annualized), compared to ROE of 5.23% for the fourth quarter of 2020.

“In the almost two years since the COVID-19 pandemic set in, the stable partnership between the Federal Home Loan Bank of New York and our members has been a constant amid a volatile and often challenging operating environment,” said José R. González, president and CEO of the FHLBNY. “With government stimulus continuing at unprecedented levels through 2021, we experienced reduced advance demand during the year, with member borrowings declining from record levels at the onset of the crisis in 2020.  However, we continued to deliver the full value of membership throughout the year.  Whether through our credit products, our housing programs, or our community grant offerings, we were proud to serve as a reliable source of funding for and trusted partner to our members throughout 2021, working together to strengthen and lift up our region during a most challenging period.”

As of December 31, 2021, total assets were $105.4 billion, a decrease of $31.6 billion, or 23.1%, from total assets of $137.0 billion as of December 31, 2020.  As of December 31, 2021, advances were $71.5 billion, a decrease of $20.6 billion, or 22.4%, from $92.1 billion as of December 31, 2020.  Average advances balances, at par, were $80.0 billion in 2021, $27.7 billion or 25.7% lower than the average advances balance level of $107.7 billion in 2020.  A decrease in liquidity investments also contributed to the decline in total assets.

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As of December 31, 2021, total capital was $6.4 billion, a decrease of $0.9 billion from total capital of $7.3 billion at December 31, 2020, driven mainly by a decrease in capital stock in line with the decline in advances balances.  The FHLBNY’s retained earnings increased during 2021 by $21.3 million to $1.9 billion as of December 31, 2021, of which approximately $1.1 billion is unrestricted retained earnings and $827.4 billion is restricted retained earnings.  At December 31, 2021, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $29.5 million from its 2021 earnings for its Affordable Housing Program, an annual grant program that supports the creation and preservation of affordable housing initiatives.

The FHLBNY will publish its 2021 audited financial results in its Form 10-K filing with the U.S. Securities and Exchange Commission, which is expected to be filed on or about March 23, 2022.

SELECTED BALANCE SHEET ITEMS
	December 31,	December 31,
	2021	2020

Advances	$71,536	$92,067
Mortgage loans held for portfolio	2,320	2,900
MBS	14,693	15,212
Liquidity Assets	14,948	25,254
Total assets	105,358	136,996

Consolidated Obligations	97,026	127,375
Capital stock	4,501	5,367
Total retained earnings	1,931	1,909
AOCI	14	-20
Total capital	$6,446	$7,256

Capital-to-assets ratio (GAAP)	6.12%	5.30%
Capital-to-assets ratio (Regulatory)	6.11%	5.31%

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OPERATING RESULTS

	Quarter Ended December 31,		Year Ended December 31,

	2021	2020	2021	2020

Total interest income	$208.4	$336.8	$965.6	$1,933.9
Total interest expense	97.7	147.1	425.0	1,180.9
Net interest income	110.7	189.7	540.6	753.0
Provision (Reversal) for credit losses	-0.9	-2.0	-5.5	3.7
Net interest income after provision for credit loss	111.6	191.7	546.1	749.3
Non-interest income (loss)	3.5	-21.4	-47.4	-50.8
Non-interest expense	56.4	60.7	203.7	206.9
Affordable Housing Program
assessments	5.9	11.0	29.5	49.2
Net income	$52.8	$98.6	$265.5	$442.4

Return on average equity	3.28%	5.23%	3.89%	5.59%
Return on average assets	0.20%	0.27%	0.22%	0.28%
Net interest margin	0.42%	0.52%	0.45%	0.48%

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of December 31, 2021, the FHLBNY serves 324 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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